THOMPSON COBURN LLP
                                One US Bank Plaza
                               St. Louis, MO 63101
                                 (314) 552-6295


February 26, 2004




Re:  Unified Series Trust, File Nos. 811-03054 and 002-67610
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Dear :

     Unified Series Trust, an Ohio business trust (the "Trust"), is an open-end management investment company registered under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Securities Act"). We understand that the Trust, on behalf of its three series, Corbin Small-Cap Value Fund, GLOBALT Growth Fund and Marathon Value Portfolio, is about to file post-effective amendment number 15 to its registration statement pursuant to Rule 485(b) under the Securities Act.

     We have, as legal counsel, reviewed the above-referenced post-effective amendment, and, pursuant to paragraph (b)(4) under Rule 485 of the Securities Act, represent that this post-effective amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

     We hereby consent to this opinion accompanying the post-effective amendment number 15 to the Trust's registration statement as filed with the Securities and Exchange Commission.


                                               Very truly yours,

                                                /s/ Thompson Coburn LLP
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